UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 8, 2013
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UCP, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	1-36001 (Commission File Number)	90-0978085 (I.R.S. Employer Identification No.)

	99 Almaden Boulevard Suite 400 San Jose, California (Address of principal executive offices)	95113 (Zip code)

(408) 207-9499
(Registrant's telephone number, including area code)

6489 Camden Avenue, Suite 204
San Jose, CA 95120
(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.
Explanatory Note

UCP, Inc. (together with its subsidiaries, the “Company”) completed the initial public offering of its Class A common stock, par value $0.01 per share on July 23, 2013 (the “IPO”). UCP, Inc. was incorporated as a Delaware corporation on May 7, 2013 and is a holding company. Prior to completion of the IPO, the operating results of the Company were conducted through UCP, LLC which, as of June 30, 2013, was a wholly-owned subsidiary of PICO Holdings, Inc. (“PICO”). After receiving the proceeds from the public offering, UCP, Inc. acquired an equity interest in UCP, LLC, its sole material asset. As the sole managing member of UCP, LLC, UCP, Inc. will control all of the business and affairs of UCP, LLC and its subsidiaries and will consolidate the results of operations of UCP, LLC in its condensed consolidated financial statements.

Upon completion of the IPO, PICO retained a controlling financial interest in the Company and, for so long as it continues to do so, will continue to include the Company's financial position and results of operations in its consolidated financial statements. On August 8, 2013, PICO filed its quarterly report on Form 10-Q for the three and six months period ended June 30, 2013 (the “PICO Quarterly Report”). The PICO Quarterly Report includes, among other things, information about PICO's real estate operations, which principally include the Company, for the three and six month periods ended June 30, 2013. Although PICO's real estate operations for the period June 30, 2013 are principally comprised of UCP, LLC the , such operations are not exclusively comprised of UCP, LLC, and the results of operations will differ from those of PICO's real estate operations. Accordingly, the Company is filing this Current Report on Form 8-K to disclose information included in the PICO Quarterly Report that relates primarily to the Company. Pursuant to Rule 13a-13 under the Securities Exchange Act of 1934, as amended, the Company will file its quarterly report on Form 10-Q for the quarterly period ended June 30, 2013 (the “UCP Quarterly Report”) within 45 days after July 17, 2013, which was the effective date of the Company's Registration Statement on Form S-1 relating to its IPO. The Company's results of operations for the three and six month periods ended June 30, 2013, which will be reported in the UCP Quarterly Report, will differ from the results reported in the PICO Quarterly Report and in this Current Report on Form 8-K due to several factors, including, assets, revenues and expenses included in PICO's real estate operations that are not attributable to the Company and other stand-alone accounting adjustments.

All of the following financial information and results of operations and the discussion thereof have been excerpted from the PICO Quarterly Report.

Owned and Controlled Lots

As of June 30, 2013 and December 31, 2012, UCP, LLC owned or controlled, pursuant to purchase or option contracts, an aggregate of 5,845 and 4,916 lots, respectively. The following tables present owned and controlled lots as of June 30, 2013 and December 31, 2012.

	As of June 30, 2013
	Owned	Controlled(1)	Total
Central Valley Area-California	1,849	985	2,834
Monterey Bay Area-California	1,587		1,587
South San Francisco Bay Area-California	27	467	494
Puget Sound Area-Washington	900	30	930
Total	4,363	1,482	5,845

	As of December 31, 2012
	Owned	Controlled(1)	Total
Central Valley Area-California	1,880	599	2,479
Monterey Bay Area-California	1,602	—	1,602
South San Francisco Bay Area-California	32	92	124
Puget Sound Area-Washington	711	—	711
Total	4,225	691	4,916

(1) Controlled lots are those subject to a purchase or option contract.

Revenue and Gross Margin

As noted above, the UCP, LLC's results of operations for the three and six month periods ended June 30, 2013, which will be reported in the UCP Quarterly Report, will differ from the results reported in the PICO Quarterly Report and in this Current Report on Form 8-K due to several factors, including, assets, revenues and expenses included in PICO's real estate operations that are not attributable to UCP, LLC and other stand-alone accounting adjustment.

Three Months Ended June 30, 2013. In the second quarter of 2013, the revenue attributable to PICO's real estate operations increased by 1,662% to $28.0 million as compared to total revenue of $1.6 million in the second quarter of 2012.  This increase in revenue of $26.4 million was primarily attributable to an increase in both the volume of homes and lots sold and the average selling price (“ASP”) of homes and lots sold in the second quarter of 2013 as compared to the second quarter of 2012 as follows:

•
an increase in the number of homes sold to 57 homes in the second quarter of 2013 as compared to six homes in the second quarter of 2012; the average selling communities during the period increased from two in the second quarter of 2012 to seven in the second quarter of 2013;

•	an increase in the ASP of homes sold of approximately 54% to $367,000 per home in the second quarter of 2013 as compared to $239,000 per home in the second quarter of 2012; and

•	an increase in the quantity of lots sold to 54 units in the second quarter of 2013 as compared to zero in the second quarter of 2012.

Total gross margin attributable to PICO's real estate operations increased by approximately $5.8 million to $6.1 million in the second quarter of 2013 as compared to $376,000 in the second quarter of 2012. This increase in gross margin was primarily due to the increased volumes of both lots and homes sold in the second quarter of 2013 as compared to the second quarter of 2012. The gross margin percentage of lots sold in the second quarter of 2013 was 24%. The gross margin percentage of homes sold declined to 22% in the second quarter of 2013 as compared to 26% in the second quarter of 2012. This gross margin percentage decline was primarily attributable to the favorable cost basis of the active selling communities in 2012.

Six Months Ended June 30, 2013. In the first half of 2013, total revenue attributable to PICO's real estate operations increased by 638% to $39.9 million as compared to total revenue of $5.4 million in the first half of 2012.  This increase in segment revenue of $34.5 million was primarily attributable to an increase in both the volume of homes and lots sold and the ASP of homes and lots sold in the first half of 2013 as compared to the first half of 2012 as follows:

•
an increase in the number of homes sold to 69 homes in the first half of 2013 as compared to 12 homes in the first half of 2012; the number of active selling communities at the end of the period increased from one at June 30, 2012 to nine at June 30, 2013;

•	an increase in the ASP of homes sold of approximately 48% to $366,000 per home in the first half of 2013 as compared to $247,000 per home in the first half of 2012; and

•
an increase in the number of lots sold to 108 in the first half of 2013 as compared to 26 in the first half of 2012 and revenue per lot increased by approximately 71% to $132,000 per lot in the first half of 2013 as compared to 77,000 per lot in the first half of 2012.

Total gross margin attributable to PICO's real estate operations increased by approximately $8.3 million to $9.9 million in the first half of 2013 as compared to $1.6 million in the first half of 2012. This increase in gross margin was primarily due to the increased volumes of both lots and homes sold in the first half of 2013 as compared to the first half of 2012. The gross margin percentage of lots sold in the first half of 2013 was 32% as compared to 38% in 2012. The gross margin percentage of homes sold declined to 21% in the first half of 2013 as compared to 29% in the first half of 2012. This gross margin percentage decline was primarily attributable to the favorable cost basis of the active selling communities in 2012.

Summary Results of Revenue and Gross Margin

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
Lots sold	54		54	108	26	82
Homes sold	57	6	51	69	12	57

Revenue (in thousands)
Lot revenue - total	$6,815		$6,815	$14,285	$2,002	$12,283
Lot revenue - per lot	$126		$126	$132	$77	$55

Home revenue - total	$20,907	$1,435	$19,472	$25,240	$2,968	$22,272
Home revenue - per home	$367	$239	$128	$366	$247	$119

Gross Margin
Gross margin - lots	$1,643		$1,643	$4,534	$754	$3,780
Gross margin percentage - lots	24%		24%	32%	38%	(6)%

Gross margin - homes	$4,498	$376	$4,122	$5,359	$849	$4,510
Gross margin percentage - homes	22%	26%	(4)%	21%	29%	(8)%

Gross margin - total	$6,141	$376	$5,765	$9,893	$1,603	$8,290
Gross margin percentage - total	22%	26%	(4)%	25%	32%	(7)%

The information furnished pursuant to this Item 2.02 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth in such filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 8, 2013
UCP, Inc.

By:	/s/ William J. La Herran
Name:    William J. La Herran

Title:	Chief Financial Officer
and Treasurer